Exhibit 10.10

LEASE AGREEMENT

BY AND BETWEEN

Biomedical Medical Partners, LLC
(“LANDLORD”)

AND

Fresenius Medical Care of Illinois, LLC
(“TENANT”)
d/b/a Southside Dialysis

DATED:    January 24                , 2006

TABLE OF CONTENTS

ARTICLE 1 - PROPERTY, BUILDING, PREMISES	1
1.1. Lease of Premises	1
1.2. Right to Use Common Areas	1
1.3. Delivery and Condition of Premises; Landlord Work	1
1.4. Re-measurement & Adjustment of Rent	1
ARTICLE 2 - LEASE TERM	2
2.1. Lease Term	2
2.2. Options to Extend Term	2
ARTICLE 3 - BASE RENT	2
3.1. Base Rent; Pro-ration for Partial Months	2
3.2. Base Rent for Option Terms	2
3.3. Late Payment of Base Rent	3
ARTICLE 4 - TENANT’S PROPORTIONAL SHARE	3
4.1. Tenant’s Proportional Share	3
ARTICLE 5 - ADDITIONAL RENT	3
5.1. Additional Costs	3
5.2. Exclusions from Additional Costs	3
5.3. Payment of Estimated Additional Costs	5
5.4. Annual Reconciliation of Additional Costs	5
5.5. Landlord’s Books and Records; Tenant’s Audit Rights	5
5.6. Time Limitation to Bill Tenant for Operating Expenses and Tax Expenses	6
ARTICLE 6 - USE AND COMPLIANCE WITH LAWS	6
6.1. Permitted Use	6
6.2. Condition of Premises; Repairs and Replacements	6
6.3. Compliance with Building Rules and Regulations	6
6.4. Compliance with Insurer Requirements	6
ARTICLE 7 -TENANT IMPROVEMENTS	7
7.1. Tenant Improvements	7
7.2. Construction Requirements	7
7.3. Tenant Allowance	7
ARTICLE 8 - ALTERATIONS	8
8.1. General	8
8.2. Prohibited Alterations; Landlord’s Consent Required	8
8:3. Compliance with Laws and Insurance Requirements	8
8.4. Manner of Construction and Payment	8
8.5. Payment for Alterations	9
ARTICLE 9 - REPAIRS AND MAINTENANCE	9
9.1. Tenant’s Repair and Maintenance Obligations	9
9.2. Maintenance and Repair of HVAC Systems	9
9.3. Limitations on Repair and Maintenance Obligations and Defaults	9
ARTICLE 10 - COVENANT AGAINST LIENS	9
10.1. Covenant Against Liens	9
ARTICLE 11 - ENTRY BY LANDLORD	9
11.1. Landlord’s Access to Premises	9
11.2. HIPAA Compliance Provision	10
11.3. Method of Entry	10
ARTICLE 12 - UTILITIES AND SERVICES	10
12.1. Utilities and Services	10
12.2. Payment of Utility Charges	10
12.3. Interruption of Utility Services	11
ARTICLE 13 - TAXES	11
13.1. Tax Expenses	11
13.2. Payment of Tax Expenses	11
13.3. Payment of Personal Property Taxes	11
ARTICLE 14 - INSURANCE	11
14.1. Tenant’s Insurance	11
14.2. Landlord’s Insurance	11
14.3. Waivers	12
ARTICLE 15 - HAZARDOUS MATERIALS; MEDICAL WASTE	12
15.1. Definition of Hazardous Materials	12
15.2. Representations and Warranties of Landlord	12
15.3. Tenant’s Use of Hazardous Materials	13
15.4. Notification to Other Party	13
15.5. Remediation Obligation	13

15.6. Indemnifications	13
15.7. Medical Waste	13
ARTICLE 16 - INDEMNIFICATIONS	14
16.1. Indemnification by Tenant	14
16.2. Indemnification by Landlord	14
ARTICLE 17 - DAMAGE AND DESTRUCTION	14
17.1. Partial Damage or Destruction	14
17.2. Complete Damage or Destruction	14
17.3. Damage Near End of Term	15
17.4. Effective Date of Termination; Rent Apportionment	15
ARTICLE 18 - CONDEMNATION	15
18.1. Condemnation	15
18.2. Apportionment of Base Rent	15
ARTICLE 19 - ASSIGNMENT AND SUBLEASING	15
19.1. Restricted Transfers	15
19.2. Permitted Transfers	16
19.3. Right to Collect Base Rent	16
ARTICLE 20 - DEFAULTS AND REMEDIES	16
20.1. Default by Tenant	16
20.2. Landlord’s Remedies on Tenant’s Default	17
20.3. Default by Landlord	17
20.4. Tenant’s Right of Self Help	17
ARTICLE 21 - HOLDING OVER	18
21.1. Holdover Rent	18
21.2. Limitation on Tenant’s Liability for Holdover	18
ARTICLE 22 - SURRENDER OF PREMISES	18
22.1. Surrender of Premises	18
22.2. Removal of Tenant’s Trade Fixture and Personal Property	18
22.3. Removal of Tenant Improvements and Alterations	18
ARTICLE 23 - ESTOPPEL CERTIFICATES	19
ARTICLE 24 - SUBORDINATION, NONDISTURBANCE, AND ATTORNMENT	19
24.1. Automatic Subordination of this Lease	19
24.2. Non-Disturbance and Attornment	19
24.3. Modifications of Lease Required by Landlord’s Lender	19
ARTICLE 25 - FORCE MAJURE	20
25.1. Force Majeure	20
ARTICLE 26 - SIGNS	20
26.1. Building Name; Landlord’s Signage Rights and Obligations	20
26.2. Tenant’s Signage Rights	20
26.3. Compliance with Laws	20
26.4. Removal of Tenant’s Signs Upon Lease Termination	20
ARTICLE 27 - PARKING	20
27.1. Grant of Parking Rights	20
ARTICLE 28 - BROKERS	20
28.1. Brokers	20
ARTICLE 29 - MISCELLANEOUS PROVISIONS	21
29.1. Quiet Enjoyment	21
29.2. Minimization of Interference	21
29.3. Application of Payments; No Accord and Satisfaction	21
29.4. No Waivers	21
29.5. Captions	21
29.6. Time of the Essence	21
29.7. Recording—Memorandum of Lease	21
29.8. Authority	21
29.9. Binding Effect	21
29.10. Governing Law; Venue	21
29.11. Attorney Fees and Costs	21
29.12. Interpretation of Lease Provisions	21
29.13. Severability	22
29.14. Exhibits; Entire Agreement; Amendments	22
29.15. Notices	22
29.16. Consents	23
29.17. Contingencies	23
29.18. Conditions, Covenants and Restrictions Affecting Title	23
EXHIBIT A: DESCRIPTION OF PROPERTY, BUILDING, AND PREMISES	A-1

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made as of this                 day of                 , 2006 by and between Biomedical Medical Partners, LLC, an Illinois limited liability company (“Landlord”), and Fresenius Medical Care of Illinois, LLC d/b/a Southside Dialysis (“Tenant”) and Fresenius Medical Care Holdings, Inc. a New York corporation (“Guarantor”).

ARTICLE 1 - PROPERTY, BUILDING, PREMISES

1.1. Lease of Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises containing 10,947 rentable square feet (the “Premises”) located at 1st Floor at 3134 West 76th Street, Chicago, IL (the “Property”). The Property and Premises are more particularly described and shown on Exhibit A attached hereto and made a part hereof.

1.2. Right to Use Common Areas. Tenant shall at all times have the right to the non-exclusive use of Common Areas of the Property. The Common Areas shall be defined as the parking lot servicing the Property (the “Common Areas”). The Common Areas shall be subject to the Property’s rules and regulations attached hereto as Exhibit B (the “Rules and Regulations”). Landlord shall enforce the Rules and Regulations in a consistent and nondiscriminatory manner among and between all tenants of the Property, including their respective officers, agents, employees, independent contractors, and invitees.

1.3. Delivery and Condition of Premises: Landlord Work. Within thirty (30) days after the CON approval (as defined in Section 29.17(b) date, (the “Delivery Date”), Landlord shall complete all work described and detailed on Exhibit C to this Lease (“Landlord Work”) to Tenant’s commercially reasonable satisfaction. Upon completion of all Landlord Work, Landlord shall deliver possession of the Premises, which shall include a minimum of two (2) keys to all locked areas and all information necessary for Tenant to disarm any security systems so that Tenant may access, the Premises, the Common Areas, and all mechanical, electrical, telephone and switching rooms that serve the Premises. Except as to latent defects, the Premises shall be accepted by Tenant in its “as is” condition and configuration without any representations or warranties by Landlord except as provided elsewhere in this Lease. In the event that Landlord fails to complete all Landlord Work prior to the Delivery Date, Landlord shall have an additional ten (10) days to cure and deliver possession, and thereafter, if Landlord still has not delivered the Premises, Tenant shall have the right to exercise its rights contained in Section 20.4.

In the event that another tenant is occupying the Premises as of the date of this Lease, Landlord shall use all reasonably available means, including but not limited to the commencement of an eviction proceeding, to obtain possession thereof upon the expiration or earlier termination of such other tenant’s lease.

1.4. Re-measurement & Adjustment of Rent. The parties hereby agree that within sixty (60) days following the full execution of this Lease, the Building and the Premises shall be re-measured and certified by an independent registered architect or engineer, at Landlord’s sole cost and expense, pursuant to Building Owners and Managers Association (“BOMA”) Standards. The results of such re-measurement shall be binding on the parties and the new rentable square footage of the Building and the Premises shall be documented in the Commencement Date Certificate attached hereto as Exhibit D. In the event that the rentable square footage of the Premises or the Building is different than the square footage stated in Paragraph 1.1 of this Lease, Base Rent (as defined in Section 3.1) and Tenant’s Proportional Share (as defined in Section 4.1) shall be recalculated in accordance with that final determination. Notwithstanding the foregoing, regardless of the results of the re-measurement of the Building and the Premises, the Base Rent shall be computed at $19.00 per square foot.

ARTICLE 2 - LEASE TERM

2.1. Lease Term. The term of this Lease shall be for Ten (10) years and five (5) months (“Initial Term”) commencing on the date that is one hundred twenty (120) days from the Delivery Date . (the “Commencement Date”). The parties shall execute and deliver the Commencement Date Certificate in the form set forth in Exhibit D attached to this Lease, in order to confirm and memorialize the Commencement Date.

2.2. Options to Extend Term. Landlord hereby grants to Tenant Three (3) consecutive options to extend the term of this Lease (each a “Renewal Option”) each for a period of five (5) years (each an “Option Term”). The lease of the Premises for each Option Term shall be on the same terms and conditions contained in this Lease except that the Base Rent for each Option Term shall be determined pursuant to the terms and conditions of Section 3.2 of this Lease. Each Renewal Option may be exercised only by written notice delivered by Tenant to Landlord no later than ninety (90) days prior to the expiration of the then current term. Tenant may only exercise its Renewal Options if, on the date of delivery of the notice to Landlord, Tenant is not in default of this Lease beyond the expiration of any applicable cure periods. The Initial Term and all Option Terms are hereby referred to collectively as the “Lease Term”.

ARTICLE 3 - BASE RENT

3.1. Base Rent; Pro-ration for Partial Months. With in ten (10) days following the CON approval date, Tenant shall pay Landlord prepaid rent in the amount of $51,998.25 to be credited against Tenant’s first three (3) months of monthly Base Rent due under the Lease. Three (3) months following the Commencement Date however no later than June 1, 2006, and during the First Year of the Initial Term, Tenant shall pay to Landlord rent (“Base Rent”) in equal monthly installments of Seventeen Thousand Three Hundred Thirty Two and 75/100 Dollars ($17,332.75) in advance on or before the first day of every calendar month, without any setoff or deduction except as provided elsewhere in this Lease. However, in the event the re-measurement is different than anticipated, the Base Rent shall be computed at $19.00 per square foot. Payment shall be made to Landlord at the address specified in Section 29.15 of this Lease, or at such other place that Landlord may from time to time designate in writing. The Base Rent for the first full calendar month of the Initial Term shall be paid no later than fifteen (15) days after the Commencement Date. If any payment of Base Rent is for a period shorter than one full calendar month, Base Rent for that fractional calendar month shall accrue on a daily basis at a rate equal to 1/365 of the annual Base Rent. Every twelve (12) month period following the Commencement Date, Base Rent shall increase by three percent (3%) over the Base Rent paid during the previous twelve (12) month period.

3.1.1. Base Rent Components. Landlord and Tenant hereby agree that Base Rent during the Initial Term is comprised of the following components:

(a)	a rental rate on a per square foot basis equal to $19.00 per square foot on an annual basis, (the “Square Foot Rental”) and
(b)

Tenant Allowance (as defined in Section 7.3 of this Lease) equal to Six Hundred Thousand and 00/100 Dollars ($600,000.00) which amount shall be held in escrow pursuant to the terms hereof and used for improvements to the Premises.

3.2. Base Rent for Option Terms.

Base Rent for each Option Term shall be calculated based on the Square Foot Rental only and shall be equal to an amount that is the greater of (i) Fair Market Value of the Premises (as defined in Section 3.2.1 of this Lease) or (ii) $19.00 per square foot on an annual basis.

3.2.1. Fair Market Value. Fair Market Value shall be defined as the then fair market rental value of all space of this Lease, that is Comparable in size to the Premises, leased for a term comparable to the Option

Term, and located in buildings equivalent in quality and location to the Building. Fair Market Value shall be based on space that is not (i) subleased, (ii) subject to another tenant’s expansion or right of first refusal rights, or (iii) leased to a tenant that holds an ownership interest in or is otherwise affiliated with the Landlord.

3.2.2. Determination of Fair Market Value. Fair Market Value shall be determined as follows: Within thirty (30) days of Tenant’s exercise of a Renewal Option pursuant to Section 2.2 of this Lease, each party, at its own cost and by giving notice to the other party, shall appoint a real estate appraiser with at least five (5) years full-time commercial appraisal experience in the area in which the Premises are located to appraise the Fair Market Value. The appraisers shall have fifteen (15) days to agree upon the Fair Market Value of the Premises. Any agreement reached by the two appraisers shall be binding upon Landlord and Tenant. In the event that the two appraisers are unable to agree on the Fair Market Value, they shall immediately and mutually select an independent third appraiser meeting the qualifications stated in this Section 3.2.2. The third appraiser’s determination of the Fair Market Value of the Premises shall be made within ten (10) days, and Landlord and Tenant shall share the cost of retaining the third appraiser equally. The two appraisers or the third appraiser, as the case may be, shall immediately notify the parties of their determination of Fair Market Value of the Premises, which shall be binding on both Landlord and Tenant and which shall serve as the Base Rent for the Option Term.

3.3. Late Payment of Base Rent. If Landlord does not receive any payment of Base Rent within five (5) days after that Rent is due, interest shall accrue on such unpaid Base Rent at the rate of ten percent (10%) per annum until fully paid by Tenant.

ARTICLE 4 - TENANT’S PROPORTIONAL SHARE

4.1. Tenant’s Proportional Share. Subject to the re-measurement of the rentable square footage of the Premises pursuant to Section 1.4 of this Lease, Tenant’s Proportional Share is equal to (1%). If the Premises is expanded or reduced, Tenant’s Proportional Share shall be appropriately adjusted. Tenant’s Proportional Share for the calendar year in which such a change occurs shall be determined on the basis of the number of days in which each Tenant’s Proportional Share was in effect.

ARTICLE 5 - ADDITIONAL COSTS

5.1. Additional Costs. Tenant shall pay Tenant’s Proportional Share of costs associated with the repair and maintenance of the Common Areas including snow removal, landscaping maintenance, and parking lot maintenance (“Additional Costs”). Additional Costs are payable for the same periods and in the same manner, time, and place as the Base Rent.

(a)

5.2. Exclusions from Additional Costs. Notwithstanding the foregoing, Additional Costs shall not include:

(a)	Expenses paid for or reimbursed directly by Landlord and/or third parties, including insurers;
(b)

Expenses incurred in connection with the financing, sale or acquisition of the Property including points, fees and other costs imposed on Landlord by Landlord’s lender, closing costs, and depreciation, interest, or amortization of mortgages or ground lease payments;

(c)

Except as provided in Section 9.3 of this Lease, expenses incurred in procuring other tenants and retaining current tenants including, without limitation, the costs of obtaining any permits and licenses (including building permits), leasing and/or real estate brokers’ commissions, advertising expenses, attorneys’ fees, and the costs of renovating, improving, altering, decorating and painting other tenant’s premises;

(d)

Legal expenses and other professional fees incurred in defending Landlord’s title to the Property or in negotiating, enforcing, or resolving disputes with other tenants or, except as provided for in Section 29.11 of this Lease, Tenant;

(e)	Interest or penalties resulting from Landlord’s late payment of any Additional Costs;
(f)

Expenses incurred by Landlord that are associated with the operation of Landlord’s business, including the costs of partnership or corporate accounting and legal matters; defending or prosecuting any lawsuit with any mortgagee, lender, ground landlord, broker, tenant, occupant, or prospective tenant or occupant; the sale or syndication of any portion of Landlord’s interest in the Property; and expenses incurred as a result of any dispute between Landlord and Landlord’s property manager;

(g)

Landlord’s general corporate or partnership overhead and general administrative expenses, including wages, salaries and other compensation paid to management personnel or any employee of Landlord above the grade of building manager who are not primarily engaged in the operation, maintenance, and repair of the Premises;

(h)

Expenses, fines, penalties and interest, as well as the cost of repairs, replacements, alterations, or improvements incurred by Landlord due to a violation of any valid and applicable building code, regulation or law (including but not limited to sprinkler installation or requirements under the Americans with Disabilities Act of 1990 (42 USC §§1210112213);

(i)

Expenses, including legal fees, resulting from the treatment, removal or remediation of Hazardous Materials (as defined in Section 11.1 of this Lease), pursuant to the terms of Article 11 of this Lease, that was not placed on the Property by Tenant;

(j)	Expenses incurred for repairs or replacements covered by warranties;
(k)	Expenses incurred due to the negligence or willful misconduct of Landlord or Landlord’s employees, agents, or contractors;
(l)	Net income, franchise, capital stock, estate or inheritance taxes or taxes which are the personal obligation of Landlord or another tenant;
(m)	Landlord’s charitable or political contributions;
(n)

Payments to subsidiaries and affiliates of Landlord for services, supplies or other materials that exceed the cost that Landlord would have paid had the services, supplies or materials been provided by unaffiliated parties on a competitive basis;

(o)	Advertising and promotional expenditures for any purpose;
(p)

Expenses incurred for the initial construction or reconstruction of the Premises, and any modification, alteration, or repair of any portion of the Premises due to faulty construction or latent defects in that construction;

(q)

Assessments and special assessments that result from deed restrictions, declarations, owners’ association agreements, declarations, by-laws, or other rules that accrue against the Property or the Premises; and

(r)

Expenses incurred by Landlord for use of any portion of the Property to accommodate special events such as shows, promotions, filming, displays, photography, private events, or parties, ceremonies, and advertising.

5.2.1. Capital Expenditures. Expenses incurred by Landlord that are considered to be capital improvements or capital replacements but that are not intended as a labor saving device pursuant to this Section 5.2.1 or under generally accepted accounting and management practices’ shall not be included in Additional Costs. Notwithstanding the foregoing, Landlord may charge as an Additional Cost any capital expenditures intended to reduce Additional Costs or affect economies in the operation, maintenance, or repair of the Premises provided that Landlord shall provide Tenant with (i) an estimate of the amount of reduction in Additional Costs anticipated as a result of that capital improvement or replacement, (ii) an estimate of the cost of the capital improvement and Tenant’s Proportional Share of the annual amortization charge of that capital expenditure, and (iii) reasonably sufficient information to support those estimates. All capital improvements or capital replacement expenditures included in Additional Costs shall be amortized over Landlord’s commercially reasonable determination of the useful life of that capital improvement or replacement in accordance with Generally Accepted Accounting Principles.

5.3. Payment of Estimated Additional Costs. On or before December 31st of each year during the Lease Term, Landlord shall provide Tenant with a statement detailing Landlord’s reasonable estimate of the Additional Costs for the upcoming calendar year (the “Estimated Statement”) and a calculation showing the Landlord’s estimate of Tenant’s Proportional Share of such expenses. Tenant shall pay to Landlord, one-twelfth (1/12) of Tenant’s Proportional Share of Landlord’s estimate of Additional Costs each month together with Tenant’s payment of Base Rent.

5.4. Annual Reconciliation of Additional Costs. On or before April 15th of each year, Landlord shall provide Tenant with a statement showing the actual Additional Costs for the previous calendar year (the “Actual Expenses Statement”). Landlord shall indicate on Actual Expenses Statement whether there is a shortfall or overpayment by Tenant in its payment of Additional Costs for the prior calendar year. If a shortfall exists, Tenant shall pay, within thirty (30) days of receipt of the Actual Expenses Statement, the full amount of that shortfall. If an excess exists, Landlord shall refund the full amount of such excess to Tenant within thirty (30) days. No interest shall accrue on any shortfall or overpayment by Tenant of the estimated Tax Expenses. Should Landlord fail to reimburse Tenant hereunder, Tenant shall have the right to offset Base Rent and Additional Rent.

5.5. Landlord’s Books and Records: Tenant’s Audit Rights. Upon thirty (30) days written notice to Landlord, Tenant and/or its authorized representatives may examine, inspect, audit, and copy the records of Landlord concerning Additional Costs for the two (2) prior calendar years of the Lease Term at Landlord’s office during normal business hours. If Tenant’s audit reveals that Landlord overstated the actual Additional Costs for any calendar year, Tenant shall submit a written claim to Landlord (“Tenant’s Audit Claim”) that shall describe in detail how the Additional Costs have been overstated. If Tenant’s audit reveals that the Additional Costs taken as a whole were overstated by at least five percent (5%), Landlord shall pay for Tenant’s reasonable costs of conducting the audit. Otherwise, Tenant shall pay its own costs.

5.5.1. Resolution of Tenant’s Audit. If Landlord agrees with Tenant’s Audit Claim, Landlord shall reimburse Tenant for Tenant’s overpayment or Tenant shall pay Landlord for any shortfall, within thirty (30) days. If Landlord disputes the results of Tenant’s audit, the parties shall agree on a certified public accounting firm to conduct its own independent audit of the Additional Costs for the calendar year or years in question. The parties shall cooperate with such accounting firm so that it can make a determination as to the validity of Tenant’s Audit Claim. The determination of the accounting firm shall be given to the parties with sixty (60) days and shall be final and binding upon the parties. Upon the conclusion of the accounting firm’s audit, all amounts owed by Landlord to Tenant or by Tenant to Landlord, as the case may be, shall be made within ten (10) days. The parties shall share the costs of retaining the accounting firm equally. Should Landlord fail to reimburse Tenant hereunder, Tenant shall have the right to offset Base Rent and Additional Rent.

5.5.2. Confidentiality. Tenant shall keep any information gained from the inspection of Landlord’s records, books, and general ledger confidential and shall not disclose any information contained therein to any other party, except as required by law. If requested by Landlord, Tenant shall require those employees or agents inspecting Landlord’s records, books, and general ledger to sign a confidentiality agreement prior to their inspection and review of the same.

5.6. Time Limitation to Bill Tenant for Operating Expenses and Tax Expenses. In no event shall Tenant be required to pay Tenant’s Proportional Share of any Additional Costs that Landlord failed to bill Tenant for and that accrued more than two (2) years prior to the date that Tenant is notified by Landlord of such expenses. In addition, Landlord may not seek reimbursement from Tenant due to an adjustment in Additional Costs more than two (2) years after furnishing an Actual Expenses Statement to Tenant.

ARTICLE 6 - USE AND COMPLIANCE WITH LAWS

6.1. Permitted Use. Tenant shall use and occupy the Premises for the purpose of an outpatient dialysis facility and related office and administrative uses. Tenant shall not use or occupy the Premises for any other purpose without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed. Tenant shall not conduct any activity in the Premises that are excessively noisy or offensive, or in a manner that violates federal, state, county, city, or government agency laws, statutes, ordinances, standards, rules, requirements, or orders now in force or hereafter enacted, promulgated, or issued (collectively, “Laws”). Tenant may operate on the Premises, at Tenant’s option, on a three hundred sixty-five (365) days a year, seven (7) days a week, twenty-four (24) hours-a-day basis, subject, however, to zoning and other regulatory requirements.

6.2. Condition of Premises: Repairs and Replacements. Tenant shall keep the Premises in a neat and orderly fashion during the Lease Term. Tenant, at Tenant’s sole expense, shall promptly make all repairs, replacements, alterations, or improvements to the Premises including its Tenant Improvements (as defined in Article 7), Alterations (as defined in Article 8), fixtures, and furnishings, in order to comply with all Laws to the extent that such Laws relate to or are triggered by Tenant’s particular use of the Premises. Notwithstanding the foregoing, Tenant shall not be obligated to make any structural changes to the Building. Landlord, at Landlord’s sole expense, shall promptly make all repairs, replacements, alterations, or improvements, retrofitting, or remediation needed to comply with all Laws to the extent that such Laws apply to the Building as a whole, or any of its structural components or mechanical or electrical systems.

6.3. Compliance with Building Rules and Regulations. Tenant shall comply in all material respects with the Property’s Rules and Regulations attached to this Lease as Exhibit B and any reasonable amendments or additions promulgated by Landlord during the Lease Term for the safety, care, and cleanliness of the Premises and Property or for the preservation of good order. No amendment or addition to the Property’s Rules and Regulations shall be binding on Tenant until the tenth (10th) business day after Tenant receives written notice of the change, and in no event shall the Property’s Rules and Regulations take precedence over the specific terms and conditions of this Lease. Landlord shall enforce the Property’s Rules and Regulations in a nondiscriminatory manner and, whenever necessary, shall use its authority under leases with other tenants to ensure that such other tenants of the Property also comply with the Property’s Rules and Regulations.

6.4. Compliance with Insurer Requirements. Tenant shall, at Tenant’s sole expense, comply with all rules, orders, regulations, or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and of any similar body in effect during the Lease Term that (a) have been disclosed to Tenant by Landlord and (b) pertain to Tenant’s business operations, conduct, or use of the Premises or Common Areas. If Tenant’s business operations, conduct, or permitted use of the Premises cause any increase in the premium for any insurance policies carried by Landlord, Tenant shall, within thirty (30) days after receipt of written notice and evidence of such increases from Landlord, reimburse Landlord the full amount for such increase. Additionally, Tenant shall name Landlord as an additional insured as its interest may appear.

ARTICLE 7 -TENANT IMPROVEMENTS

7.1. Tenant Improvements. Upon the delivery of the Premises to Tenant pursuant to Section 1.3 of this Lease, Tenant shall be allowed to construct its initial improvements to the Premises, using contractors of its own choosing, pursuant to the plans and specifications attached hereto as Exhibit E (“Tenant Improvements”). Landlord specifically consents to all of the Tenant Improvements detailed on such plans and specifications, and hereby grants Tenant and its contractors, agents, equipment and materials suppliers, and subcontractors a license to access the Property, the Building and the Premises for purposes of delivering supplies and constructing the Tenant Improvements. During the construction of the Tenant Improvements, Tenant shall submit all changes to its plans and specifications to Landlord for approval, which shall not be unreasonably withheld, conditioned or delayed, and which shall be deemed granted if Landlord does not respond within five (5) business days of Tenant’s request.

7.1.1. Flooring. Landlord hereby recognizes that Tenant plans to install flooring within the Premises as part of the Tenant Improvements, that such flooring is critical to the proper day to day operation of Tenant’s business, and that proper functioning of such flooring requires that vapor emissions from the concrete floor slab cannot exceed three (3) pounds per one thousand (1,000) square feet every twenty-four (24) hours (the “Flooring Threshold”). Landlord hereby grants Tenant permission to test for such vapors, at Tenant’s sole cost and expense.

7.2. Construction Requirements. Tenant shall obtain all building and other permits or licenses required for the work. The Tenant Improvements shall be constructed in a good and workmanlike manner using quality materials. During construction of the Tenant Improvements, Tenant shall use reasonable efforts not to disturb other tenants in the Building. Promptly after completion of the Tenant Improvements, Tenant shall procure a certificate of occupancy for the Premises from the applicable authorities. Copies of each such permit, license and certificate obtained by Tenant pursuant to this Section 7.2 shall be delivered to Landlord. Subject to the terms of Article 10 of this Lease, Tenant covenants not to suffer any mechanic’s liens to be filed against the Property, Building or Premises by reason of any work, labor, services or materials performed at or furnished to the Premises by Tenant, or by anyone acting through or on behalf of Tenant related to the construction of the Tenant Improvements. In the event that Tenant intends to disturb the soil on the Property, Tenant will first obtain the written consent of Landlord and Landlord’s Lender which consent will not unreasonable be withheld.

7.3. Tenant Allowance. Landlord shall provide Tenant an allowance equal to Six Hundred Thousand and 00/100 Dollars ($600,000.00) (the “Tenant Allowance”) in order to allow Tenant to construct the Tenant Improvements. Tenant shall submit to Landlord and Chicago Title Insurance Company (a) copies of all invoices received by Tenant as part of its construction of the Tenant Improvements and (b) lien waivers and lien releases from all contractors and subcontractors whose total value of services provided to Tenant as part of Tenant’s construction of the Tenant Improvements exceeds Ten Thousand and 00/100 Dollars ($10,000.00). Landlord shall, within thirty (30) days of Tenant’s submission of the foregoing documentation, direct Chicago Title Insurance Company to pay the amount of the Tenant Allowance to Tenant for each such Tenant Improvement. Any charges incurred by Tenant over and above the amount of the Tenant Allowance shall be borne by Tenant. For charges incurred by Tenant over and above the Tenant allowance, Tenant shall submit to Landlord and Chicago Title Insurance Company copies of all invoices, lien waivers and lien releases. Upon Landlord’s approval which approval shall not be unreasonably withheld Landlord shall consent to Chicago Title Insurance Company’s payment of such invoices. Tenant shall submit to Landlord and Chicago Title Insurance Company copies of all invoices, lien waivers and lien releases sufficient to allow Landlord’s Lender to receive a clean date down endorsement.

7.3.1. Failure to Provide Tenant Allowance. The failure of Landlord to pay the Tenant Allowance to Tenant pursuant to the terms of this Article 7 shall be deemed a material breach of this Lease and the following provisions shall apply:

(a)

Interest shall accrue on the unpaid portion of the Tenant Allowance at the rate of prime rate plus two percent (2%) per annum, unless such rate exceeds the maximum rate permitted by law, in which case interest shall accrue on such unpaid amounts at the maximum legal rate; and

(b)

Tenant may deduct the full amount of the unpaid portion of the Tenant Allowance, and any interest accrued thereon, from Tenant’s monthly payments of Base Rent and Additional Rent until such time that Landlord pays the full amount of the Tenant Allowance.

ARTICLE 8 - ALTERATIONS

8.1. General. Tenant may remodel the Premises during the Lease Term in accordance with the terms and conditions of Section 8.2 of this Lease. In addition, without the necessity of obtaining Landlord’s consent, Tenant may install such counters, partitions, walls, shelving, fixtures, fittings, machinery and equipment in the Premises as Tenant deems necessary to conduct its business. Tenant may also install a television or satellite antenna on the roof of the Premises, flues and wall or roof penetrations and an emergency generator in a location close in proximity to the Premises. Tenant shall cooperate with Landlord with respect to the location and method of installation of such equipment.

8.2. Prohibited Alterations: Landlord’s Consent Required. Notwithstanding anything contained in Section 8.1, Tenant shall not be permitted to make any alteration or modification to the Premises after the Commencement Date which either (a) costs more than Seventy-Five Thousand and 00/100 Dollars ($75,000.00) in each instance or (b) affects the structural, electrical, mechanical or life safety systems of the Building, without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. The Alterations for which Landlord may reasonably withhold consent include those that would:

(a)	Adversely impact the structural integrity of the Building or any of its mechanical and electrical systems;
(b)

Result in Landlord being required to perform any work pursuant to any Law that Landlord could otherwise avoid or defer, unless Tenant agrees in writing to pay for the entire cost of the of such additional work;

(c)	Result in a material increase in the demand for utilities or services that Landlord is required to provide, unless Tenant agrees in writing to pay for the additional cost of such utilities; or
(d)	Cause an increase in the premiums for hazard or liability insurance carried by Landlord, unless Tenant agrees in writing to pay the amount of the increase in such premiums.

8.2.1. Consent Procedure. Tenant shall request Landlord’s consent by submitting the plans and specifications for its proposed Alterations to Landlord, and Landlord shall have ten (10) days thereafter to review such plans and specifications. If Landlord fails to give or withhold its consent in writing to Tenant within such ten (10) day period, Landlord shall be deemed to have given its consent to Tenant’s proposed Alterations.

8.3. Compliance with Laws and Insurance Requirements. Tenant shall ensure that its construction of all Alterations complies with all Laws and any applicable requirements. Tenant shall obtain all permits that may be required by any governmental entity having jurisdiction over the Premises.

8.4. Manner of Construction and Payment. Tenant shall have the right to use contractors and subcontractors of its choosing. All work relating to any Alterations shall be done in a good and workmanlike manner, using materials equivalent in quality to those used in the construction of the Tenant Improvements. The construction of Alterations by Tenant shall be diligently prosecuted to completion, and Tenant shall ensure that all work is performed in a manner that does not obstruct access to or through the Building or the Common Areas. In addition, Tenant shall take reasonable steps to ensure that its construction does not interfere either with other tenants’ use of their premises or with any other work being undertaken by Landlord in the Building.

8.5. Payment for Alterations. Tenant shall promptly pay all charges and costs incurred in connection with its construction of all Alterations. Subject to the terms of Article 10 of this Lease, Tenant covenants not to suffer any mechanic’s liens to be filed against the Property, Building or Premises by reason of any work, labor, services or materials performed at or furnished to the Premises by Tenant, or by anyone acting through or on behalf of Tenant related to the construction of any Alteration.

ARTICLE 9 - REPAIRS AND MAINTENANCE

9.1. Tenant’s Repair and Maintenance Obligations. During the Lease Term, Landlord shall at its sole cost and expense keep and maintain the exterior of the Premises, foundations, structure, load bearing walls, exterior walls, the roof and roof supports, columns, retaining walls, gutters, downspouts, flashings, and footings, in good order and repair and free of refuse and rubbish. Tenant shall, at its sole cost and expense, keep and maintain the interior, non-structural portions of the Premises including all Tenant Improvements and Alteration.

9.2. Maintenance and Repair of HVAC Systems. Tenant shall be responsible for the installation of ductwork for and regular maintenance of the heating and air conditioning equipment exclusively serving the Premises. Tenant may, at its sole cost and expense, hire an independent licensed contractor to perform such installation and maintenance. Repairs of the HVAC System in excess of $10,000 shall be Landlord’s responsibility.

9.3. Limitations on Repair and Maintenance Obligations and Defaults. All of the foregoing in this Article 9 notwithstanding, neither Landlord nor Tenant shall be obligated to perform any maintenance, repair or replacement necessitated by the negligence or willful misconduct of the other party, or of the other’s employees, contractors, or agents. The party whose negligence or willful misconduct caused the need for such maintenance, repair or replacement shall be responsible for same, at its sole cost. Neither party shall be in default of its repair and maintenance obligations under this Article 9 if Landlord or Tenant, as the case may be, begins performing repairs and maintenance and, due to the nature of the particular repair or maintenance obligation, more than thirty (30) days are reasonably required to complete such work and the responsible party is diligently prosecuting such work to completion.

ARTICLE 10 - COVENANT AGAINST LIENS

10.1. Covenant Against Liens. Tenant shall not permit mechanics’ or other liens to be placed upon the Property, Building, or Premises or Tenant’s leasehold interest therein. Landlord shall have the right to post and record notices of non-responsibility in the Premises during Tenant’s construction of the Tenant Improvements or any Alteration. Within ninety (90) days of written notice from Landlord, Tenant shall fully discharge any lien by settlement, bonding, or insuring over the lien in the manner prescribed by the applicable lien Law. Nothing contained in this .. Section 10.1 shall restrict or prohibit Tenant from initiating a legal action or defending itself in an existing legal proceeding to determine the validity of any lien or attachment. In all such cases, Tenant shall indemnify, protect, defend, and hold Landlord harmless from and against all claims, demands, causes of action loss, damage, liability, costs, and expenses (including attorneys fees and court costs) relating to such liens and attachments. In no event shall Tenant be in default under the terms of this Lease so long as Tenant is diligently pursuing the full discharge of any lien placed upon the Property, Building or Premises, as the case may be.

ARTICLE 11 - ENTRY BY LANDLORD

11.1. Landlord’s Access to Premises. Tenant shall permit Landlord or its agent to enter the Premises upon reasonable prior notice to (a) inspect the Premises, (b) make such alterations, maintenance, or repairs therein as may be required under this Lease or pursuant to any Law, (c) show the Premises to prospective purchasers or mortgagees or to ground or underlying landlords, or (d) serve or post all notices required by law or permitted by this Lease. In addition to the foregoing, during the last one hundred eighty (180) days of the Lease Term,

Tenant shall permit Landlord to show the Premises to prospective tenants at reasonable times, and to place notices on the front of the Premises or on any part thereof offering the Premises for lease. Landlord shall exercise its rights under this Article 11 at such times and in such a manner as to minimize the impact of any interference with Tenant’s business in and occupancy of the Premises.

11.1.1. Emergency Entries. Landlord and Landlord’s agents may enter the Premises without any advance notice when necessary to address emergency situations. For purposes of this Section 11.1.1, an emergency situation is one that poses a threat of imminent bodily harm or property damage. If Landlord makes an emergency entry into the Premises when no authorized representative of Tenant is present, Landlord shall provide notice to Tenant as soon as reasonably possible after that entry and shall take reasonable steps to secure the Premises until a representative of Tenant arrives at the Premises.

11.2. HIPAA Compliance Provision. Landlord acknowledges that Tenant is subject to the provisions of the Health Insurance Portability and Accountability Act of 1996 and related regulations (“HIPAA”), and that HIPAA requires Tenant to ensure the safety and confidentiality of patient medical records. Landlord further acknowledges that, in order for Tenant to comply with HIPAA, Tenant must restrict access to the portions of the Premises where patient medical records are kept or stored. Landlord hereby agrees that, notwithstanding the rights granted to Landlord pursuant to this Article 11, except for an emergency entry into the Premises taken pursuant to Section 11.1.1 of this Lease or when accompanied by an authorized representative of Tenant, neither Landlord nor its employees, agents, representatives or contractors shall be permitted to enter those areas of the Premises designated by Tenant as locations where patient medical records are kept and/or stored.

11.3. Method of Entry. Landlord shall at all times have a key or, if applicable, a card key with which to unlock all the doors in the Premises except for the locations in the Premises designated by Tenant as areas where patient records are kept or stored. In an emergency situation, Landlord shall have the right to use any means that Landlord considers proper to open the doors in and to the Premises. Any such entry into the Premises by Landlord shall not be considered a forcible or unlawful entry into the Premises or an actual or constructive eviction of Tenant from any portion of the Premises.

ARTICLE 12 - UTILITIES AND SERVICES

12.1. Utilities and Services. Tenant, at its own expense, shall install heating and air conditioning equipment to serve the Premises, and shall provide heating and air conditioning services to the Premises on a 24-hour-a-day, 7-day-a-week basis at an industry accepted temperature and at an air flow required by any applicable building codes or Tenant’s specifications. Landlord shall also ensure that hot and cold water, electricity, gas, sewer, and other standard utility services for a first class commercial building are provided to the Premises on all days during the Lease Term. Tenant shall be solely responsible for all connection or hook-up charges and fees, including any impact and tapping fees, with respect to utility services supplied to the Premises and pay for the separate metering of the Premises.

Tenant, at its sole cost and expense, shall be responsible for bringing telephone service and cable or satellite television service to the Premises.

12.2. Payment of Utility Charges. Tenant shall pay or cause the payment of all charges for gas, water, sewer, electrical, telephone and other utility services supplied to the Premises during the Lease Term. Tenant shall receive all savings, credits, allowances, rebates or other incentives granted or awarded by any third party as a result of any of Tenant’s utility specifications in the Premises. Should Landlord elect to supply any or all of such utilities, Tenant agrees to purchase and pay for the same that (a) the rate charged by Landlord to Tenant shall not exceed the rate charged Landlord by any supplying utility plus any expenses incurred by Landlord in connection with billing and supplying such utility service to Tenant and (b) Tenant shall not be required to pay for any utility charges that Landlord fails to notify or bill Tenant of after two (2) years. In addition, Landlord may not seek reimbursement from Tenant due to an adjustment in utility costs or charges that are more than two (2) years old.

12.3. Interruption of Utility Services. In no event shall Landlord be liable for any interruption or failure in the supply of any utility to the Premises unless such interruption was caused by the negligence or willful misconduct of Landlord or any person or entity acting on behalf of Landlord. In such event, Tenant shall be entitled to an abatement of Base Rent and Additional Rent for the period of such interruption if Landlord does not make repairs and restore all interrupted services to the Premises within two (2) business days.

ARTICLE 13 - TAXES

13.1. Tax Expenses. “Tax Expenses” means all federal, state, county, or local government or municipal taxes, fees, charges, or other impositions of every kind (whether general, special, ordinary, or extraordinary) during any calendar year (without regard to any different fiscal year used by any government or municipal authority) because of or in connection with the ownership, leasing, and/or operation of the Premises. Tax Expenses shall include taxes, fees, and charges such as real property taxes, general and special assessments, transit taxes, leasehold taxes, and taxes based on the receipt of rent (including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant). Tenant and Landlord acknowledge that assessments, taxes, fees, levies, and charges may be imposed by government agencies for services such as fire protection, street, sidewalk, and road maintenance, conservation, refuse removal, and other governmental services formerly provided without charge to property owners or occupants. Tax Expenses shall also include any government or private assessments (or the Building’s contribution toward a government or private cost-sharing agreement) for the purpose of augmenting or improving the quality of services and amenities normally provided by government agencies. Tenant and Landlord intend that all new and increased assessments, taxes, fees, levies, and charges and all similar assessments, taxes, fees, levies, and charges be included within the definition of “Tax Expenses” for purposes of this Lease.

13.2. Payment of Tax Expenses. Tenant shall pay before due all Tax Expenses assessed against the Premises. Tenant shall have the right to make arrangements with all relevant taxing authorities so that tax bills are sent directly to Tenant.

13.3. Payment of Personal Property Taxes. Tenant shall pay before due all taxes levied or assessed against its personal property, furniture, or fixtures placed within the Premises.

ARTICLE 14 - INSURANCE

14.1. Tenant’s Insurance. Tenant covenants and agrees that throughout the Lease Term it will keep in full force and effect the following insurance policies:

(a)

“All risk” property insurance, including fire and extended coverage, vandalism, malicious mischief, sprinkler leakage and water damage, demolition and debris removal and flood insurance (if the Building is located in a flood hazard area) insuring, on a replacement cost basis Tenant Improvements and Alterations that Tenant is responsible for.

(b)	Comprehensive general liability or public liability insurance with limits not less than $2,000,000 combined single limit, including coverage for bodily injury and property damage to third parties.
(c)

Insurance agreed to in this Section 14.1 may be provided in a combination of self-insured retention, primary insurance and /or excess / umbrella insurance. Policies shall be placed with companies holding an A.M. Best’s rating of B+ or better. Tenant shall annually provide the Landlord with a certificate of insurance evidencing the existence and amounts of such insurance required herein.

14.2. Landlord’s Insurance. Tenant shall reimburse Landlord for Landlord’s costs associated with the insurance premiums (but not deductibles) for the insurance contained in Section 14.2(a) for the Premises and Tenant’s Proportional Share of Landlord’s insurance premiums (but not deductibles) the insurance contained in Section 14.2(a) for the Property. With respect to any and all insurance costs billed by Landlord to Tenant, Tenant shall be entitled to the audit rights contained in Article 5 of the Lease. Landlord covenants and agrees that throughout the Lease Term, it will keep in full force and effect the following insurance policies:

(a)

“All risk” property insurance, including fire and extended coverage, vandalism, malicious mischief, sprinkler leakage and water damage, demolition and debris removal and flood insurance (if the Premises is located in a flood hazard area) insuring, on a replacement cost basis, the Property and the Premises, including but not limited to the parking lot, common areas, foundation, and roof.

(b)	Comprehensive general liability or public liability insurance with limits not less than. $2,000,000 combined single limit, including coverage for bodily injury and property damage to third parties.
(c)

Insurance agreed to herein may be provided in a combination of self-insured retention, primary insurance and /or excess / umbrella insurance. Policies shall be placed with companies holding an A.M. Best’s rating of B+ or better. The Landlord shall, upon written request, provide the Tenant with a certificate of insurance evidencing the existence and amounts of such insurance required herein.

14.3. Waivers. Landlord and Tenant hereby mutually waive their respective rights of recovery against each other for any loss insured by the “all risk” property insurance policies existing for the benefit of the respective parties. Each party shall obtain any special endorsements, if required by their insurer to evidence compliance with the aforementioned waiver.

ARTICLE 15 - HAZARDOUS MATERIALS; MEDICAL WASTE

15.1. Definition of Hazardous Materials. Hazardous Materials shall mean any hazardous or toxic substance, material, or waste in any concentration that is or becomes regulated by the United States of America, the state in which the Property is located, or any local governmental authority having jurisdiction over the Premises, and shall include:

(a)	Any “hazardous substance,” as that term is defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 United States Code sections 96019675);
(b)	“Hazardous waste,” as that term is defined in the Resource Conservation and Recovery Act of 1976 (42 United States Code sections 6901-6992k);.
(c)

Any pollutant, contaminant, or hazardous, dangerous, or toxic chemical, material, or substance, within the meaning of any other applicable federal, state, or local law, regulation, ordinance, or requirement;

(d)	Petroleum products, asbestos containing materials (“ACM’s”) in any form or condition, and polychlorinated biphenyls (“PCB’s”) and substances or compounds containing ACM’s or PCB’s; and
(e)	Radioactive material, including any source, special nuclear, or byproduct material as defined in 42 United States Code sections 201 l-2297g-4;

15.2. Representations and Warranties of Landlord. Landlord hereby represents and warrants that (a) as of the date of this Lease it has no knowledge of any Hazardous Materials located in, on, or under the Property or the Premises, (b) Landlord has provided Tenant with a copy of all tests and reports that Landlord has conducted prior to the date of this Lease which relate to the existence of Hazardous Materials including, without limitation, a Phase 1 Study, and (c) Landlord has not received any notices or other notifications from any governmental entity that the Property or the Premises is in violation of any environmental law. In the event that a Hazardous Material of whatever kind or nature and wherever located, including, but not limited to, soil, water, building components, above ground or below ground storage containers is found to be present at the

Premises or the Property, then so long as the presence of such Hazardous Material is not the fault of Tenant, or Tenant’s employees, agents, contractors or invitees, Landlord will assume full responsibility and liability for treatment of same in accordance with all applicable Laws.

15.3. Tenant’s Use of Hazardous Materials. Except as may be required in Tenant’s ordinary course of business and as provided by law, Tenant shall not cause any Hazardous Materials to be generated, brought onto, used, stored, or disposed of in or about the Property or the Premises. Tenant shall comply at all times during the Lease Term with all Laws governing the use, storage, and disposal of Hazardous Materials, including those Laws cited in Section 15.1 of this Lease.

15.4. Notification to Other Party. During the Lease Term, if either Landlord or Tenant becomes aware of (a) any release of any Hazardous Material on, under, or about the Premises or the Property or (b) any investigation, proceeding, or claim by any governmental agency regarding the presence of Hazardous Material on, under, or about the Premises, that party shall give the other party written notice of the release or investigation within three (3) days after learning of it and shall simultaneously furnish to the other party copies of any claims, notices of violation, reports, or other writings received by the party providing notice that concern the release or investigation.

15.5. Remediation Obligations. If the presence of any Hazardous Material brought onto the Property or the Premises by either Landlord or Tenant or by Landlord’s or Tenant’s employees, agents, contractors, or invitees results in contamination of the Property or the Premises, that party shall promptly take all necessary actions, at its sole cost and expense, to return the Property or the Premises, as the case may be, to the condition that existed before the introduction of such Hazardous Material. The costs of any Hazardous Material cleanup or remediation undertaken by Landlord during the Lease Term shall be borne solely by Landlord and shall not be included in Additional Costs. If Landlord undertakes any cleanup, remediation, detoxification, or similar action pursuant to this Section 15.5 as a result of the presence, release, or disposal in or about the Property or the Premises of any Hazardous Material, and that action requires that Tenant be denied access or use of the Premises to conduct its business on the Premises for a period of greater than one (1) business day, Base Rent and Additional Rent payable under this Lease shall be abated for the period that Tenant is unable to conduct its business in the Premises.

15.6. Indemnifications. Landlord and Tenant shall, at that party’s sole expense and with counsel reasonably acceptable to the other party, indemnify, defend, and hold harmless the other party and the other party’s shareholders, directors, officers, employees, partners, affiliates, agents, and successors with respect to all losses arising out of or resulting from the release of any Hazardous Material in, on, under or about the Property or the Premises, or the violation of any environmental law, by that party or that party’s agents, assignees, subtenants, contractors, or invitees. This indemnification includes all losses, costs of characterization, costs of removal, remedial actions, repairs, liabilities, obligations, penalties, fines, claims, actions (including remedial or enforcement actions of any kind and administrative or judicial proceedings, orders, or judgments), damages (including consequential and punitive damages), and costs (including attorney, consultant, and expert fees and expenses) resulting from the release or violation. This indemnification shall survive the expiration or earlier termination of this Lease.

15.7. Medical Waste. For purposes of this Lease, “Medical Waste” shall include (i) medical devices, instruments, or paraphernalia such as syringes, sutures, swabs or wraps of any sort that are intended to come into contact with any part of the body, and (ii) biological wastes and other waste materials that results from the administration of medical care to a patient by Tenant During the Lease Term, Tenant shall not dispose of medical waste in the trash receptacles provided by Landlord at the Property or Premises. Notwithstanding anything to the contrary contained in this Lease or any exhibit to this Lease, Tenant shall at all times during the Term have the right, in a manner consistent with applicable law, to (a) determine the kind of container in which to store medical waste in the Premises prior to its disposal, (b) dispose of medical waste generated in the Premises, and/or (c) retain the services of a licensed independent contractor to dispose of the medical waste generated in the Premises.

ARTICLE 16 - INDEMNIFICATIONS

16.1. Indemnification by Tenant. Tenant agrees to indemnify and hold Landlord harmless against all claims, demands, costs and expenses, including reasonable attorney’s fees for the defense thereof, arising from Tenant’s conduct, management of Tenant’s business, use and occupancy of the Premises, construction of Tenant Improvements and Alterations, breach of any of the terms and conditions of this Lease, or the negligence or willful misconduct of Tenant, its agents, servants, contractors or employees. Notwithstanding anything to the contrary contained herein, the foregoing provision shall not be construed to hold Tenant responsible for any loss, damage, liability or expense resulting from injuries caused by any negligence or intentional misconduct of Landlord, its agents, servants, contractors or employees. In case of any action or proceeding brought against Landlord by reason of such claim as is described in the initial sentence of this paragraph, Tenant, upon written notice from Landlord, covenants to defend such action or proceeding by counsel reasonably acceptable to Landlord.

16.2. Indemnification bv Landlord. Landlord agrees to indemnify and hold Tenant harmless against all claims, demands, costs and expenses, including reasonable attorney’s fees for the defense thereof, arising from Landlord’s conduct, management of Landlord’s business, construction of improvements by Landlord including Landlord’s Work, breach of any of the terms and conditions of this Lease, or the negligence or willful misconduct of Landlord, its agents, servants, contractors or employees. Notwithstanding anything to the contrary contained herein, the foregoing provision shall not be construed to hold Landlord responsible for any loss, damage, liability or expense resulting from injuries caused by any negligence or intentional misconduct of Tenant, its agents, servants, contractors or employees. In case of any action or proceeding brought against Tenant by reason of such claim as is described in the initial sentence of this paragraph, Landlord, upon written notice from Tenant, covenants to defend such action or proceeding by counsel reasonably acceptable to Tenant.

ARTICLE 17 - DAMAGE AND DESTRUCTION

17.1. Partial Damage or Destruction. If no more than forty percent (40%) of the Property, Premises, parking areas or Common Areas are partially destroyed from any cause and such damage or destruction renders the Premises partially inaccessible or unusable, Landlord shall promptly restore the Property, Premises, parking areas and Common Areas to substantially the same condition as they were in immediately before the destruction within one hundred eighty (180) days after the date of such partial destruction. Base Rent and Additional Rent shall be abated for the portion of the Premises not occupied by Tenant during the time of such restoration and for any portion of the Premises which may be occupied by Tenant but which are unfit for the purposes permitted under this Lease. In the event that Landlord fails to restore the Property,

Premises, parking areas or Common Areas, as the case may be, within the one hundred eight (180) day timeframe provided herein, Tenant shall have right to terminate this Lease upon ten (10) days notice to Landlord or exercise its rights under Section 20.4 of this Lease. Notwithstanding the foregoing, Landlord shall not be required to make any repairs or restorations that are prohibited by law, and Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof.

17.2. Complete Damage or Destruction. If forty percent (40%) or more of the Property, Building, Premises, parking areas or Common Areas are destroyed from any cause, such damage shall be deemed a complete destruction for purposes of this Lease. In such event, Landlord shall, within sixty (60) days after the date of the casualty, commence its reconstruction. The following provisions shall apply in the event of a complete destruction:

(a)

Landlord and Tenant shall each have the right to terminate this Lease upon thirty (30) days written notice to the other party if Landlord’s commercially reasonable determination of period for reconstruction will exceed two-hundred and seventy (270) days from the date of the casualty;

(b)

Base Rent and Additional Rent shall be fully abated during the period beginning on the date of the casualty and ending on the date of completion of Landlord’s restoration obligations as provided in this Article 17. If Tenant occupies a portion of the Premises during Landlord’s restoration of the Premises, Base Rent shall be abated only for the portion of the Premises not occupied by Tenant.

17.3. Damage Near End of Term. Notwithstanding any other provision of this Article 17 to the contrary, if any portion of the Property, Premises, Building, Common Areas or parking areas are destroyed or damaged by a casualty during the last twelve (12) months of the Lease Term, Landlord and Tenant shall each have the option to terminate this Lease by giving ten (10) days written notice to the other party within thirty (30) days of the date of the casualty.

17.4. Effective Date of Termination: Rent Apportionment. If Landlord or Tenant elects to terminate this under this Article 17 in connection with a casualty, Tenant shall pay Base Rent properly apportioned up to the date of the casualty. After the effective date of the termination, Landlord and Tenant shall be discharged of all future obligations under this Lease, except for those provisions that, by their terms, survive the expiration or earlier termination of the Lease.

ARTICLE 18 - CONDEMNATION

18.1. Condemnation. If any portion of the Premises or the parking lot serving the Premises is taken or condemned by any competent authority for any public or quasi-public use or purpose or is sold to the condemning authority in lieu of condemnation, Landlord and Tenant shall each have the right to terminate this Lease upon thirty (30) days written notice to the other party. Tenant shall have the right to make such claims as may be available to Tenant under applicable law, provided such claims do not reduce the amount of condemnation proceeds available to Landlord.

18.2. Apportionment of Base Rent. If this Lease is terminated under this Article 18, Tenant shall only be obligated to pay Base Rent for the period up to, but not including, the termination date of this Lease. Landlord shall return to Tenant any prepaid Base Rent allocable to any period on or after the Termination Date.

ARTICLE 19 - ASSIGNMENT AND SUBLEASING

19.1. Restricted Transfers. Except as provided in Section 19.2 of this Lease, Tenant shall not voluntarily assign, sublease or otherwise encumber any part of its interest in this Lease or in the Premises without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Concurrent with Tenant’s written request for Landlord’s consent to a transfer, Tenant shall provide Landlord with (a) information regarding the proposed transferee, including their name, address, and ownership profile, (b) the nature of the proposed transferee’s business and anticipated use of the Premises; (c) current audited financial statements of the proposed transferee, and (d) all material terms of the proposed transfer, including the base rent to be paid by the proposed transferee for the term of the proposed assignment or sublease, the portion of the Premises to be transferred, a general description of any planned alterations or improvements to be made by the proposed transferee to the Premises, the effective date of the transfer, and copies of other relevant documentation concerning the proposed transfer to the extent then available.

19.1.1. Standard of Landlord’s Reasonableness. It shall not be deemed unreasonable for Landlord to withhold consent to subletting or assignment by Tenant under this Lease if Landlord in its sole judgment determines that the proposed transferee (a) is of a character or is engaged in a business which is not in keeping with Landlord’s standards for the Building, as determined solely by Landlord; (b) has a use which conflicts with the general character of the Building or any provision in another tenant’s lease with Landlord; (c) does not meet the then current commercially reasonable financial standards required by Landlord; or (d) is unacceptable because Tenant is in default under this Lease at the time of the request for Landlord’s consent. Consent given by Landlord to any such assignment or subletting shall not operate as a waiver of the necessity for a consent to any subsequent assignment or subletting.

19.1.2. Release of Tenant. If Landlord consents to any Restricted Transfer, Tenant and any guarantor of this Lease shall thereafter be released from all liability under this Lease accruing after the date of the Restricted Transfer.

19.2. Permitted Transfers. Notwithstanding Section 19.1, Tenant may assign this Lease or sublease the Premises in whole or in part, upon written notice to Landlord, but without the consent of Landlord to:

(a)	any entity into which or with which Tenant has merged or consolidated;
(b)	any parent, subsidiary, successor, or wholly-owned affiliated entity of Tenant;
(c)	any entity which acquires all or substantially all of the assets or issued and outstanding shares of capital stock of Tenant;
(d)	any partnership, the majority interest of which shall be owned by Tenant or a parent, subsidiary, successor or wholly-owned affiliate entity of Tenant;
(e)

any purchaser of substantially all of Tenant’s assets located at the Premises, provided that any such assignee or successor shall agree in writing to assume and perform all of the terms and conditions of this Lease on Tenant’s part to be performed from and after the effective date of such assignment or subletting; or

(f)	any doctor or medical director associated with Tenant, provided that no more than ten percent (10%) of the Premises are transferred pursuant to this Section 19.2(f).

19.2.1. No Release of Tenant. Neither Tenant nor any guarantor of this Lease shall be released from liability accruing under this Lease after the date of any Permitted Transfer.

19.3. Right to Collect Base Rent. If this Lease is assigned, Landlord shall collect Base Rent directly from the assignee. If all or part of the Premises is subleased and Tenant defaults, Landlord shall have the right to collect the base rent payable by the sublessee to Tenant directly from the sublessee provided that Landlord shall apply all amounts collected to Tenant’s monetary obligations under this Lease.

ARTICLE 20 - DEFAULTS AND REMEDIES

20.1. Default by Tenant. The occurrence of any of the following shall constitute a default by Tenant under this Lease:

(a)

Tenant’s failure to pay when due any Base Rent, Additional Rent, or any other monetary obligation required to be paid under this Lease if the failure continues for ten (10) days after Tenant’s receipt of written notice of its failure from Landlord to Tenant;

(b)

Tenant’s failure to perform any other obligation under this Lease if the failure continues for thirty (30) days after Tenant’s receipt of written notice of its failure from Landlord to Tenant. If the required cure of the noticed default cannot be completed within thirty (30) days, Tenant’s failure to perform shall not constitute a default under this Lease if Tenant has taken steps to cure the failure and is diligently and continuously attempting to complete the cure as soon as reasonably possible;

(c)	Abandonment of the Premises by Tenant without Landlord’s prior written consent for a period exceeding forty-five (45) consecutive days;

(d)

The entry of an order for relief with respect to Tenant or any guarantor of this Lease under any chapter of the Federal Bankruptcy Code, the dissolution or liquidation of Tenant or any guarantor of this Lease, the appointment of a trustee or receiver to take possession of all or substantially all of Tenant’s or any guarantor’s assets or Tenant’s interest under this Lease that is not discharged within thirty (30) days; or

(e)	The execution by Tenant or any guarantor of this Lease of an assignment for the benefit of creditors.

20.2. Landlord’s Remedies on Tenant’s Default. Upon the occurrence of any event of default by Tenant, Landlord shall have the following rights and remedies, each of which shall be cumulative and nonexclusive:

(a)

Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord and, if Tenant fails to do so, Landlord may without prejudice to any other remedy which it may have for possession or arrearages under this Lease enter upon and take possession of the Premises and expel or remove Tenant from the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor;

(b)	Recover from the following sums from Tenant:
(i)	any unpaid rent which has been earned at the time of such termination plus accrued interest thereon at the rate ten percent (10%) per annum; plus
(ii)	the net present value, using a discount rate of ten percent (10%), of the unpaid rent for the balance of the Lease Term less any rental loss that Tenant proves could have been reasonably avoided; plus
(iii)	any amounts reasonably expended by Landlord to restore the Premises to the condition the Premises were in as of the Commencement Date of this Lease;
(c)

Cure any default by Tenant by making any payment required to be made by Tenant (other than payments of Rent) or performing any of Tenant’s other obligations under this Lease. Tenant shall repay any stuns expended by Landlord pursuant to this Section within ten (10) days of Landlord’s submission to Tenant of invoices and proof of payment. In the event that Tenant fails to reimburse Landlord hereunder, interest shall accrue on such sums at the rate of eighteen percent (18%) per annum unless such interest rate violates applicable usury laws, in which case interest shall accrue at the maximum allowable legal rate. No such payment or expenditure by Landlord shall be deemed a waiver of Tenant’s default nor shall it affect any other remedy of .Landlord by reason of such default; and

(d)	Accept any payments made by Tenant without waiving any rights under this Lease, including any rights that Landlord has to fully address and seek remedy for Tenant’s default.

20.3. Default by Landlord. Landlord’s failure to perform any its obligations under this Lease shall constitute a default by Landlord under the Lease if the failure continues for thirty (30) days after written notice of the failure from Tenant to Landlord. If the required cure of the noticed default cannot be completed within thirty (30) days, Landlord’s failure to perform shall not constitute a default under this Lease if Landlord has taken steps to cure the failure within thirty (30) days and is diligently and continuously attempting to complete the cure as soon as reasonably possible.

Landlord hereby acknowledges that the infiltration of water into the Premises represents a health and safety hazard to Tenant, its employees, and its patients. Therefore, notwithstanding anything to the contrary contained in this Section 20.3, Tenant shall have the right to exercise its rights pursuant to Section 20.4 of this Lease in the event that Tenant provides Landlord with written notice of a roof leak or other water infiltration into the Premises and Landlord fails to fully repair the same within five (5) business days.

20.4. Tenant’s Right of Self Help. In the event of a default of this Lease by Landlord pursuant to Section 20.3, Tenant shall have the right, without waiving any claim of damages for breach of this Lease, at any time thereafter to cure such default for the account of Landlord. In exercising its self help rights pursuant to this

Section 20.4, Tenant shall have the right to use contractors of its choosing. Landlord hereby grants to Tenant and Tenant’s contractors a license, effective during the Lease Term, to enter those portions of the Property, Building and Premises that are reasonably necessary for Tenant to take such action. Any reasonable amount paid or any liability reasonably incurred by Tenant in exercising its self help rights pursuant to this Section 20.4 shall be deemed paid or incurred for the account of Landlord and Landlord shall reimburse Tenant therefore within ten (10) days of Lessee’s submission of invoices and proof of Tenant’s payment of such invoices. In the event that Lessor fails to reimburse Lessee as provided herein, such failure shall be considered a material breach of this Lease and the following provisions shall apply:

(i)

Interest shall accrue on such unpaid amounts at the rate of eighteen percent (18%) per annum unless such interest rate violates applicable usury laws, in which case interest shall accrue at the maximum allowable legal rate; and

(ii)	Tenant may deduct the full cost incurred in curing Lessor’s default and any accrued interest thereon pursuant to Section 20.4(i) of this Lease from future payments of Base Rent and Additional Rent.

ARTICLE 21 - HOLDING OVER

21.1. Holdover Rent. If Tenant remains in possession of the Premises after the expiration or earlier termination of this Lease, Tenant’s occupancy shall be deemed a month-to-month tenancy upon the same terms and conditions of this Lease except that (a) Base Rent shall be equal to One hundred twenty five percent (125%) of the Base Rent paid by Tenant to Landlord for the month in which this Lease expired or was otherwise terminated and (b) Tenant shall not have any right to extend the Lease Term.

21.2. Limitation on Tenant’s Liability for Holdover. Tenant shall not be liable for any damages sustained by Landlord on account of Tenant’s holdover unless Landlord provides Tenant with thirty (30) days written notice to vacate the Premises and Tenant thereafter fails to do so.

ARTICLE 22 - SURRENDER OF PREMISES

22.1. Surrender of Premises. Upon the expiration or earlier termination of this Lease, Tenant, at its sole cost and expense, shall remove all debris and rubbish from the Premises. Tenant shall quit the Premises and surrender possession thereof to Landlord in broom clean condition except for reasonable wear and tear and damage caused by acts of God, Landlord, casualties, and/or condemnation.

22.2. Removal of Tenant’s Trade Fixture and Personal Property. Tenant shall remove from the Premises all movable trade fixtures and personal property of Tenant including furniture, equipment, freestanding cabinetwork, and other articles of personal property owned by Tenant. Tenant’s water treatment equipment and process piping shall be considered one of Tenant’s trade fixtures for purposes of this Lease. Tenant shall repair all damage to the Premises and the Building resulting from such removal. If Tenant fails to remove any of its trade fixtures or personal property on or before the expiration or earlier termination of this Lease, Landlord, at Tenant’s sole cost and expense, shall have the right to remove and store Tenant’s trade fixtures and personal property in an off-site storage facility. Landlord shall not be liable for any damage caused as a result of such removal, and Tenant shall pay Landlord for its removal and storage expenses within ten (10) days of Landlord’s written demand for reimbursement of such expenses.

22.3. Removal of Tenant Improvements and Alterations. Tenant shall have the right, but not the obligation, to remove Tenant Improvements and Alterations installed on or in the Premises by Tenant during the Lease Term pursuant to Articles 7 and 8 of this Lease. In the event that Tenant removes any Tenant Improvements and/or Alterations pursuant to this Section 22.3, Tenant shall, at Tenant’s expense, repair all damage to the Premises and the Building resulting from such removal. In the event Tenant does not remove any Tenant Improvements and/or Alterations prior to the expiration or earlier termination of this Lease, such Tenant Improvements and

Alterations not so removed shall be conclusively deemed abandoned by Tenant and title thereto shall pass to Landlord without any payment or credit to Tenant.

ARTICLE 23 - ESTOPPEL CERTIFICATES

23.1. Obligation to Provide Estoppel Certificates. Within twenty-one (21) business days after receipt of a written request by Landlord, Tenant shall execute and deliver a commercially reasonable estoppel certificate or other form required by any existing or prospective lender, mortgagee, or purchaser of all or part of the Property or the Building. Tenant shall be permitted to indicate in the estoppel certificate any exceptions to the statements contained therein that may exist at the time Tenant executes the certificate. Tenant shall also execute and deliver such other documents or instruments may be reasonably required for the purpose of supporting Landlord’s underlying transaction.

ARTICLE 24 - SUBORDINATION, NONDISTURBANCE, AND ATTORNMENT

24.1. Automatic Subordination of this Lease. This Lease shall at all times be subject and subordinate to the lien of any mortgages, deeds of trust, ground leases, or other encumbrances recorded now or subsequently against the Premises, the Building or the Property and all renewals, modifications, re-financings and extensions thereof (collectively, “Encumbrances”). This clause shall be self-operative, but within twenty-one (21) business days after the receipt of a written request from Landlord or any Encumbrance holder, Tenant shall execute a commercially reasonable subordination agreement together with any customary additional documents evidencing the priority of the Encumbrance and the subordination of this Lease with respect to such Encumbrance. Notwithstanding the foregoing, Tenant shall not be required to execute any agreement or other documentation that materially increases Tenant’s obligations during the remainder of the Lease Term or adversely alters or negates any of Tenant’s rights and remedies granted under this Lease or applicable law.

24.2. Non-Disturbance and Attornment. Provided that Tenant’s occupancy of the Premises is not disturbed and that the terms and conditions of this Lease are honored by the transferee of Landlord’s interest in the Property, Tenant covenants and agrees to attorn to the transferee of Landlord’s interest in the Property by foreclosure, deed in lieu of foreclosure, exercise of any remedy provided in any Encumbrance or underlying lease, or operation of law, and to recognize such transferee as the new landlord under this Lease. In the event any Encumbrance holder notifies Tenant of such a transfer of Landlord’s interest in the Property, Landlord agrees that Tenant shall not be liable for making payments of Base Rent, Additional Rent, and any other sums due pursuant the terms of this Lease directly to the transferee.

24.3. Modifications of Lease Required by Landlord’s Lender. If any institutional lender of Landlord requests a modification of this Lease, Tenant shall endeavor in good faith to agree to that modification and to prepare and execute an amendment to this Lease so long as (a) Base Rent, Additional Rent, and any other amounts required to be paid under this Lease are not changed, (b) the time for and manner of payments under this Lease are not changed, (c) the Lease Term (including any Option Terms and the times governing Tenant’s exercise of any options) is not changed, (d) Tenant’s possession of the Premises and rights to possession and use of other parts of the Building and Property are not changed, (e) Landlord’s obligations to Tenant under this Lease are not reduced, (f) Tenant’s obligations to Landlord under this Lease are not increased, and (g) the proposed modification does not materially or adversely change the other rights and obligations of Tenant under this Lease or applicable law. As a condition of Tenant’s obligation to execute an amendment, Landlord shall reimburse Tenant for its costs, including reasonable attorney fees, that are incurred in connection with the review, negotiation, and preparation of the amendment.

ARTICLE 25 - FORCE MAJEURE

25.1. Force Majeure. Except for the payment of any monies due by one party to the other under the terms and conditions of this Lease, whenever a period of time is prescribed herein for the taking of an action by Landlord or Tenant, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, acts of God, shortages of labor or materials, war, terrorist acts, civil disturbances and other causes beyond the reasonable control of the performing party.

ARTICLE 26 - SIGNS

26.1. Building Name: Landlord’s Signage Rights and Obligations. Subject to Tenant’s signage rights under this Article 26, Landlord may at any time change the name of the Building and install, affix, and maintain all signs on the exterior and interior of the Building as Landlord may, in Landlord’s sole discretion, desire. Tenant may use the name of the Building or pictures or illustrations of the Building in its advertising or other publicity during the Lease Term. Landlord shall, at its sole cost and expense, install Tenant’s name and suite number on all directories located on the Property.

26.2. Tenant’s Signage Rights. Tenant shall have the right, at its sole cost and expense, to erect, affix or display such signs or sign advertising its business as Tenant may consider necessary or desirable on the exterior or interior walls, doors, or windows of the Premises, and in locations on Building and/or exterior monuments where other tenant’s signs are located. In addition, Tenant shall have the right to install directional signs in the Common Areas of the Building and the Property that indicate the location of the Premises. The location of all signs installed by Tenant pursuant to this Section 26.2 shall be subject to Landlord’s consent, which shall not be unreasonably withheld, conditioned or delayed.

26.3 Compliance with Laws. Notwithstanding anything contained in this Article 26 to the contrary, Tenant’s signage shall be subject to all governmental and quasi-governmental consents, approvals and permits as may be necessary in order for Tenant to erect its signage. Landlord agrees to cooperate with Tenant, at no cost to Landlord, in the filing any required applications for governmental approvals for signage.

26.4. Removal of Tenant’s Signs Upon Lease Termination. Tenant shall promptly and permanently remove all of its signs installed pursuant to Section 26.2 of this Lease upon the termination or earlier expiration of this Lease.

ARTICLE 27 - PARKING

27.1. Grant of Parking Rights. Landlord shall provide a minimum of 45 parking spaces as per the schedule attached hereto as Exhibit G. Such parking shall be provided in accordance with all applicable federal, state and local laws, ordinances and regulations.

ARTICLE 28 - BROKERS

28.1. Brokers, Landlord and Tenant each represents and warrants to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, except for Loren Guzik of Cushman & Wakefield (“Tenants Broker”) and Dan Leahy of NAI HIFFMAN (“Landlord Broker”), whose fees shall be paid by Landlord. Landlord and Tenant hereby represent to each other that they know of no other real estate broker or agent who is entitled to a commission or finder’s fee in connection with this Lease. Each party shall indemnify, protect, defend, and hold harmless the other party against all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including reasonable attorney fees) for any leasing commission, finder’s fee, or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than Broker. The terms of this Article 28 shall survive the expiration or earlier termination of this Lease.

ARTICLE 29 - MISCELLANEOUS PROVISIONS

29.1. Quiet Enjoyment. Provided that Tenant performs all of its obligations under this Lease, Tenant shall peaceably and quietly hold and enjoy the Premises for the Lease Term, without hindrance from Landlord or any party claiming by, through, or under Landlord.

29.2. Minimization of Interference. Landlord shall exercise its rights and perform its obligations under this Lease in such a way as to minimize any resulting interference with Tenant’s use of the Premises. Tenant shall exercise its rights and perform its obligations under this Lease in such a way as to reasonably minimize any resulting interference with the operation of the Property and the Building.

29.3. Application of Payments; No Accord and Satisfaction. All payments received by either party under the terms of this Lease shall be applied to the oldest payment obligation then owed by the payor. No designation contained in a separate writing or on a check or money order shall (a) modify this clause or have any force or effect without the written consent of the other party or (b) constitute an accord and satisfaction. Each party may accept checks or payments without prejudice to its right to recover all other amounts due under this Lease and to pursue all other remedies provided for in this Lease and applicable law. In no event shall the provisions of this Section 29.3 limit, hinder or otherwise prevent Tenant from exercising any of its offset rights pursuant to the terms of this Lease.

29.4. No Waivers. No waiver of any provision of this Lease shall be implied by any failure of either party to enforce any remedy for the violation of that provision, even if that violation continues or is repeated. Any waiver by a party of any provision of this Lease must be in writing, and such written waiver shall affect only the provision(s) specified and only for the time and in the manner stated in the writing.

29.5. Captions. The captions of articles and sections of this Lease are for convenience only and shall have no effect on the interpretation of the provisions of this Lease.

29.6. Time of the Essence. Time is of the essence of this Lease and each of its provisions.

29.7. Recording—Memorandum of Lease. This Lease shall not be recorded but, at the request of the other party, Landlord and Tenant shall execute, acknowledge before a notary public, and deliver a memorandum of lease. The costs of recording any memorandum of lease shall be borne by the party requesting its execution.

29.8. Authority. Landlord and Tenant each warrant and represent to each other that the individuals executing this Lease are duly authorized to execute and deliver this Lease and, once fully executed and delivered, this Lease constitutes a valid, legal and binding obligation enforceable in accordance with the terms and conditions contained herein.

29.9. Binding Effect. This Lease shall bind and benefit the parties to this Lease and their legal representatives and successors in interest.

29.10. Governing Law: Venue. This Lease shall be construed and enforced in accordance with the laws of the state in which the Property is located without regard to the conflict of law principles thereof. Any action or proceeding in respect of any claim arising out of or related to this Lease, whether in tort or contract or at law or in equity, shall be filed in the state or federal court of competent jurisdiction located geographically closest to the Premises.

29.11. Attorney Fees and Costs. If either party undertakes litigation against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to recover from the other party reasonable attorney fees and all incurred court costs.

29.12. Interpretation of Lease Provisions. Landlord and Tenant hereby acknowledge that the terms and conditions of this Lease were reached after an arms length negotiation, that both parties participated in the drafting and preparation of this Lease, and that both parties had the opportunity to seek the advice of counsel prior to the execution and delivery of this Lease. As such, Landlord and Tenant herby agree that the rule of construction that a document be construed most strictly against the party that prepared the document shall not be applied.

29.13. Severability. If a court of competent jurisdiction holds any provision of this Lease invalid or unenforceable in whole or in part for any reason, the validity and enforceability of the remaining clauses shall not be affected.

29.14. Exhibits; Entire Agreement; Amendments. The Exhibits attached to this Lease are a part of this Lease and incorporated into this Lease by reference. This Lease and all exhibits thereto constitute the final, complete, and exclusive statement of the terms of the agreement between Landlord and Tenant pertaining to Tenant’s lease of the Premises and supersedes all prior and contemporaneous understandings or agreements of the parties. Neither party has been induced to enter into this Lease by, and neither party is relying on, any representation or warranty outside those expressly set forth in this Lease. This Lease may be amended only by an agreement in writing signed by Landlord and Tenant.

29.15. Notices. All notices (including requests, demands, approvals, or other communications) under this Lease shall be made in writing and sent by prepaid certified mail with return receipt requested or by a nationally recognized overnight delivery service (e.g. Federal Express, DHL,

United Parcel Service) with charges prepaid or charged to the sender’s account and sent to the following addresses:

If to Landlord:	Biomedical Medical Partners, LLC c/o Daniel P. Leahy One Oakbrook Terrace, Suite 600 Oakbrook Terrace, Illinois 60181 630-932-1234
with a copy to:	Colleen M. Healy Morrissey & Robinson One Oakbrook Terrace, Suite 802 Oakbrook Terrace, Illinois 60181 630-424-9300, ext. 15
If to Tenant:	Fresenius Medical Care of Illinois, LLC At the Premises
With a copy to:	Fresenius Medical Care of Illinois LLC c/o Fresenius Medical Care North America Attention: Law Department 95 Hayden Avenue Lexington, MA 02421

All notices shall be effective on delivery if delivery is confirmed by the delivery service. Any correctly addressed notice that is refused, unclaimed, or undeliverable because of an act or omission of the party to be notified shall be considered to be effective as of the first date that the notice was refused, unclaimed, or considered undeliverable by the postal authorities or overnight delivery service. Either party may change its address by giving the other party notice of the change in any manner permitted by this Section 29.15.

29.16. Consents. Unless a different standard is specifically stated in the applicable section of this Lease, whenever the consent of either party is required, such consent shall not be unreasonably withheld, conditioned, or delayed.

29.17. Contingencies.

a) In the event that applicable zoning laws or regulations prohibit Tenant from conducting its business as described herein, this Lease may be terminated at Tenant’s option upon written notice to Landlord and neither party shall have any further obligation to the other party hereunder.

b) Landlord and Tenant understand and agree that the establishment of any chronic outpatient dialysis facility in the State of Illinois is subject to the requirements of the Illinois Health Facilities Planning Act, 20 ILCS 3960/1 et seq. and , thus, Tenant cannot establish a dialysis facility on the premises or execute a binding real estate lease in connection therewith unless

FMC obtains a Certificate of Need (CON ) permit from the Illinois Health Facilities Planning Board (the “Planning Board”). Tenant Agrees to proceed using its commercially reasonable best efforts to submit an application for a CON permit and to prosecute said application to obtain the CON permit from the Planning Board. In light of the foregoing facts, the parties agree that they shall promptly proceed with due diligence to negotiate the terms of a definitive lease agreement and execute such agreement prior to approval of the CON permit provided, however, the lease shall not be binding on either party prior to the approval of the CON permit and the lease agreement shall contain a contingency clause indicating that the lease agreement is not effective pending CON approval. Assuming CON permit approval is granted, the effective date of the lease agreement shall be the first day of the calendar month following CON permit approval. In the event that the Planning Board does not award Tenant a CON permit to establish a dialysis center on the Premises, neither party shall have any further obligation to the other party with regard to the negotiations, lease or Premises contemplated by the letter of intent.

29.18. Conditions. Covenants and Restrictions Affecting Title. Landlord hereby represents and warrants to Tenant that, except as provided in Exhibit F. there are no conditions, covenants and/or restrictions affecting Landlord’s title to the Property that (i) conflict with any of the terms or conditions contained in this Lease or (ii) prohibit Tenant’s permitted use of the Premises pursuant to Section 6.1 of this Lease. Copies of all documents that may conflict with the terms of this Lease or affect Tenant’s use of the Premises, the Property, the parking areas or the Common Areas are attached hereto as Exhibit F.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the date and year first hereinabove written.

LANDLORD:	TENANT:

Biomedical Medical Partners, LLC	Fresenius Medical Care of Illinois, LLC

GUARANTOR:

Fresenius Medical Care Holdings, Inc.

EXHIBIT A

DESCRIPTION OF PROPERTYAND PREMISES

EXHIBIT B

PROPERTY RULES AND REGULATION

EXHIBIT C

LANDLORD’S WORK

(a)	Landlord shall install deliver the premises in “as-is” condition with the exception of removing the existing pipe bollards and structural walkways within the facility

EXHIBIT D

COMMENCEMENT DATE CERTIFICATE

This Commencement Date Certificate is made as of this           day of                   , 200        between                                          (“Landlord’*) and Fresenius Medical Care of Illinois, LLC, d/b/a Fresenius Medical Care of Lakeview (“Tenant”).

WHEREAS, the parties entered into a lease dated                              , 200        , (the “Lease”), attached hereto and incorporated by reference, in which Landlord leased to Tenant that certain property situated at                                             , containing approximately                     square feet (the “Premises”).

WHEREAS, Landlord and Tenant desire to confirm the Commencement Date and certain other facts concerning the Lease.

NOW, THEREFORE in consideration of the mutual covenants herein contained and further good and valuable consideration, the parties hereto incorporate the following into the terms of their existing Lease:

1.	The actual rentable square footage of the Building is square feet. The Premises contain rentable square feet and useable square feet.
2.	Landlord’s Work was Substantially Complete according to the terms of the Lease on , 200 . The Commencement Date of the Lease is , 200 .
3.

Except for the specific modifications to the Lease contained in this Commencement Date Certificate, all terms of the Lease shall remain unchanged, and are hereby ratified, republished and reaffirmed and are incorporated into this Agreement.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the date and year first hereinabove written.

LANDLORD:	TENANT:

[Insert Name of Landlord]	Fresenius Medical Care of Illinois, LLC d/b/a Southside Dialysis

Name:	Name:
Title:	Title:

EXHIBIT E

TENANT IMPROVEMENTS

EXHIBIT F

CONDITIONS, COVENANTS & RESTRICTIONS AFFECTING TITLE

NONE

EXHIBIT G

PARKING

Exhibit G

OUTLOT
2.31 ACRES
SOUTH KEDZIE
(45) CAR PARKING STALLS
EXISTING
FACILITY
10,947 SQ. FT.
WEST 76TH STREET

DATA:

TOTAL SITE AREA: ——— 59,031 SQ.FT.
1.36 ACRES
TOTAL BUILDING AREA: —— 10,947 SQ.FT.
FLOOR AREA RATIO: ——— .19
CAR PARKING STALLS: —— 55 CARS

SITE PLAN:
OPTION 1

FRESENIUS MEDICAL CARE

CHICAGO, ILLINOIS

NOVEMBER 23, 2005 #05150

CORNERSTONE
Architects Ltd.
©2005

FIRST AMENDMENT TO LEASE AGREEMENT

This First Amendment to Lease Agreement (this “First Amendment”) is entered into as of this 16 day of August               , 2016, by and between Biomedical Medical Partners, LLC (“Landlord”) and WSKC Dialysis Services, Inc., d/b/a Southside Dialysis Center, a/k/a Fresenius Kidney Care Southside, as successor-in-interest to Fresenius Medical Care of Illinois, LLC (“Tenant”), and Fresenius Medical Care Holdings, Inc., a New York corporation (“Guarantor”).

WHEREAS, Landlord and Tenant are parties to a certain Lease Agreement dated January 24, 2006 together with any and all amendments, modifications, extensions, etc. (collectively, the “Lease”) containing approximately 10,947 square feet for certain property situated at 3134 West 76th Street, Chicago, Illinois (the “Premises”), as more particularly described in the Lease; and

WHEREAS, Landlord and Tenant desire to amend and extend the Lease.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and further good and valuable consideration, the parties agree as follows:

1.The term of the Lease is hereby extended by five (5) years, commencing November I, 2016 and terminating on October 31,2021 (the “Extended Term”).

2.During the Extended Term, Tenant shall pay Base Rent to Landlord for the Premises as follows:

Dates (To/From)	Base Rent per Square Foot	Monthly Base Rent	Annual Base Rent
11/01/2016-10/31/2017	$21.25	$19,385.31	$232,623.75
11/01/2017-10/31/2018	$21.89	$19,969.15	$239,629.83
11/01/2018- 10/31/2019	$22.55	$20,571.24	$246,854.85
11/01/2019-10/31/2020	$23.23	$21,191.57	$254,298.81
11/01/2020- 10/31/2021	$23.93	$21,830.14	$261,961.71

3.Landlord and Tenant hereby acknowledge and agree that pursuant to Section 2.2 of the Lease, Tenant has two (2) remaining Renewal Options. Tenant may exercise each Renewal Option hereunder in accordance with Section 2.2 of the Lease and the Base Rent payable for each Option Term shall be determined in accordance with Section 3.2 of the Lease.

4.The first sentence of Section 4.1 of the Lease is hereby deleted and replaced with the following:

“Tenant’s Proportional Share. Tenant’s Proportional Share is equal to one hundred percent (100%).”

5.Effective November 1, 2016, Landlord agrees to release the Tenant from being responsible for reimbursing Landlord for Tax Expenses assessed again on the vacant land known as Property Index #19-25-300-004. Tenant shall only be responsible to pay Tax Expenses associated with Property Index #19-25-300-003.

The Leased Property expressly excludes the adjacent property identified as Property Identification Number 19-25-300-004 located to the east and north of the Property...

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6.Exhibit A in the interim is a photometric display of the rectangular design of the leased real property and shall be replaced by a permanent Exhibit A in the form of a plat of survey for the rectangular design of the leased real property.

7.Landlord shall provide Tenant copies of written invoices or documentation detailing the expenses the Tenant is responsible to reimburse Landlord in accordance with the Lease.

8.Section 29.15 of the Lease is hereby deleted in its entirety and replaced with the following:

“29.15. NOTICES. All notices (including requests, demands, approvals, or other communications) under this Lease shall be made in writing and sent by prepaid certified mail with return receipt requested or by a nationally recognized overnight delivery service (e.g. Federal Express, United Parcel Service) with charges prepaid or charged to the sender’s account and sent to the following addresses:

If to Landlord:	NAI Hiffman c/o Dan Leahy One Oakbrook Terrace, Suite 400 Oakbrook Terrace. IL 60181
If to Tenant:	WSKC Dialysis Services, Inc. At the Premises
With a copy to:	WSICC Dialysis Services, Inc. c/o Fresenius Medical Care North America Attention: Law Department 920 Winter Street Waltham, Massachusetts 02451

All notices shall be effective on delivery if delivery is confirmed by the delivery service. Any correctly addressed notice that is refused, unclaimed, or undeliverable because of an act or omission of the party to be notified shall be considered to be effective as of the first date that the notice was refused, unclaimed, or considered undeliverable by the postal authorities or overnight delivery service. Either party may change its address by giving the other party ten (10) days prior written notice of the change in any manner permitted by this Section 29.15”

9.Section 1.1 of the Lease is amended and restated as follows:

1.1 Leased Premise. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the real property identified as Property Index Number 19-25-300003 legally described on the attached Exhibit A and commonly known as 3134 W. 76th Street, Chicago, Illinois consisting of the commercial building containing approximately 10,947 square feet and associated driveway and parking area (herein building and land commonly collectively referred to as “Property”).

10.The notice period specified in Section 2.2 Options to Extend Term at line 7, page 2 is changed to one hundred eighty (180) days prior to expiration of the then current term.

11.Except as modified herein, all terms of the Lease shall remain unchanged, and are hereby ratified, republished and reaffirmed and are incorporated into this First Amendment.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment as of the day and year first above written.

LANDLORD:	TENANT:

Biometric Medical Partners LLC	WSKC Dialysis Services, Inc.

GUARANTOR:

Fresenius Medical Care Holdings, Inc.

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EXHIBIT A

SECOND AMENDMENT TO LEASE AGREEMENT

This Second Amendment to Lease Agreement (this “Second Amendment”) is entered into as of this 13th day of November. 2020, by and between Elliott Bay Healthcare Really LLC, as successor-in-interest to Biomedical Medical Partners, LLC (“Landlord”) and WSKC Dialysis Services, Inc., d/b/a Southside Dialysis Center, a/k/a Fresenius Kidney Care Southside (“Tenant”).

WHEREAS, Landlord and Tenant are parties to a certain Lease Agreement dated January 24, 2006 together with any and all amendments, modifications, extensions, etc. (collectively, the “Lease”) containing approximately 10,947 square feet for certain property situated at 3134 West 76th Street, Chicago, Illinois (the “Premises”), as more particularly described in the Lease; and

WHEREAS, Landlord and Tenant desire to amend and extend the Lease.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and further good and valuable consideration, the parties agree as follows:

1.The term of the Lease is hereby extended by five (5) years, commencing November 1,2021 and terminating on October 31,2026 (the “Second Extended Term”).

2.During the Second Extended Term, Tenant shall pay Base Rent to Landlord for the Premises as follows:

Dates (From/To)	Base Rent per Square Foot	Monthly Base Rent	Annual Base Rent
11/01/2021 -10/31/2022	$20.50	$18,701.13	$224,413.50
11/01/2022-10/31/2023	$20.91	$19,075.15	$228,901.77
11/01/2023-10/31/2024	$21.33	$19,456.65	$233,479.81
11/01/2024 -10/31/2025	$21.75	$19,845.78	$238,149.40
11/01/2025-10/31/2026	$22.19	$20,242.70	$242,912.39

3.Landlord and Tenant hereby acknowledge and agree that pursuant to Section 22 of the Lease, Tenant has two (2) remaining Renewal Options. Tenant may exercise each Renewal Option hereunder in accordance with Section 2.2 of the Lease and the Base Rent payable for each Option Term shall be determined in accordance with Section 3.2 of the Lease.

4.Within ninety (90) days following the full-execution of this Second Amendment, Landlord, at Landlord’s sole cost and expense, shall complete the following improvements at the Premises:

a.	Fix all leaking gutters and downspouts;
b.	Repair all non-functioning parking lot lights;
c.	Repair the fencing around HVAC units and dumpster to ensure closure; and
d.	Repair the fencing around the driveway entrance.

5.Landlord hereby agrees that, whenever Landlord requests Tenant’s reimbursement for any expenses under the Lease, Landlord shall provide Tenant with copies of any paid invoices or other reasonable supporting documentation to document any such expenses.

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6.Section 8 of the First Amendment to Lease Agreement dated August 16, 2016 is hereby deleted in its entirety and replaced with the following:

“NOTICES. All notices (including requests, demands, approvals, or other communications) under this Lease shall be made in writing and sent by prepaid certified mail with return receipt requested or by a nationally recognized overnight delivery service (e.g. Federal Express, United Parcel Service) with charges prepaid or charged to the sender’s account and sent to the following addresses:

If to Landlord:	Elliott Bay Healthcare Realty, LLC c/o Christian Whipple 617 Eastlake Ave East, Suite 305 Seattle, WA 98109
If to Tenant:	WSKC Dialysis Services, Inc. At the Premises
With a copy to:	WSKC Dialysis Services, Inc. c/o Fresenius Medical Care North America Attention: Law Department 920 Winter Street Waltham, Massachusetts 02451

All notices shall be effective on delivery if delivery is confirmed by the delivery service. Any correctly addressed notice that is refused, unclaimed, or undeliverable because of an act or omission of the party to be notified shall be considered to be effective as of the first date that the notice was refused, unclaimed, or considered undeliverable by the postal authorities or overnight delivery service. Either party may change its address by giving the other party ten (10) days prior written notice of the change in any manner permitted by this Section 29.15.”

7.Notwithstanding anything to the contrary contained in this Lease, any rent, additional rent, or other payments payable to Landlord may be made, at Tenant’s election, by electronic fund transfer (“EFT”) payment to Landlord’s chosen financial institution. Landlord shall provide Tenant all reasonably requested documentation to effectuate said EFT payments within thirty (30) days from Tenant’s written request.

8.This Second Amendment may be executed in any number of separate counterparts, each of which shall be deemed an original and shall together constitute one and the same instrument. A PDF copy of this Second Amendment containing a PDF copy of the signatures of any party shall be deemed an original signature and such execution and delivery shall be considered valid, binding and effective for all purposes.

9.As stated in the Fresenius Medical Care Code of Ethics and Business Conduct, Tenant upholds the values of quality, honesty and integrity, innovation and improvement, respect and dignity, as well as lawful conduct, especially with regard to anti-bribery and anti-corruption. Tenant upholds these values in its own operations, as well as in its relationships with business partners. Tenant’s continued success and reputation depends on a common commitment to act accordingly. Together with Tenant, Landlord is committed to uphold these fundamental values by adherence to applicable laws and regulations with regard to anti-bribery and anti-corruption.

10.Except as modified herein, all terms of the Lease shall remain unchanged, and are hereby ratified, republished and reaffirmed and are incorporated into this Second Amendment.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Second Amendment as of the day and year first above written.

LANDLORD:	TENANT:
Elliott Bay Healthcare Realty LLC	WSKC Dialysis Services, Inc.

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